EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 15, 2007 relating to the consolidated balance sheets of Rio Vista Energy Partners L.P. and its subsidiaries (Rio Vista) as of December 31, 2005 and 2006, and the related consolidated statements of operations, partners’ capital, and cash flows for each of the three years in the period ended December 31, 2006, both of which appear in the Rio Vista Energy Partners LP Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 18, 2008 relating to the combined balance sheets of GO, LLC and MV Pipeline Company as of December 31, 2006 and 2005, and the related combined statements of operations, equity and cash flows for the years then ended, which appear in the Current Report on Form 8-K/A dated February 4, 2008; our report dated October 11, 2007, relating to the balance sheets of Regional Enterprizes, Inc., a wholly-owned subsidiary of Rio Vista Energy Partners L.P., as of October 31, 2005 and October 29, 2006, and the related statements of income and retained earnings, and cash flows for each of the two years in the period ended October 29, 2006, both of which appear in the Current Report on Form 8-K/A dated February 4, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Burton McCumber & Cortez, L.L.P.
BURTON McCUMBER & CORTEZ, L.L.P.
Brownsville, Texas
February 14, 2008